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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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(Name of Registrant as Specified In Its Charter)

Dynamex, Inc.

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DYNAMEX INC.
5429 LBJ Freeway, Suite 1000
Dallas, Texas 75240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 9, 2007

To the Shareholders of DYNAMEX INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dynamex Inc., a Delaware corporation, will be held at the offices of the Company, 5429 LBJ Freeway, Suite 900, Dallas, TX 75240, on Tuesday, January 9, 2007, at 10:00 A.M. Dallas time for the following purposes:
1.	To elect six (6) directors of the Company;

2.	To ratify the appointment of BDO Seidman, LLP as independent auditors of the Company for the year ending July 31, 2007;

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.
     Only shareholders of record at the close of business on November 14, 2006 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.
     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, you are requested to sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

By Order of the Board of Directors,
/s/ Wayne Kern
Wayne Kern
Secretary

Dallas, Texas
November 17, 2006

PROXY STATEMENT
ACTIONS TO BE TAKEN AT THE MEETING
PROPOSAL NO. 1
Director Compensation Table
PROPOSAL NO. 2
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Executive Compensation
Summary Compensation Table
Nonqualified Deferred Compensation Plan
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year End July 31, 2006
Stock Option Exercises During Fiscal Year 2006
Equity Compensation Plan Information
COMPARATIVE CUMULATIVE TOTAL RETURN
OTHER MATTERS

DYNAMEX INC.
5429 LBJ Freeway, Suite 1000
Dallas, Texas 75240
PROXY STATEMENT
For
Annual Meeting of Shareholders
To be Held January 9, 2007
     This Proxy Statement is furnished to shareholders of Dynamex Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Tuesday, January 9, 2007, and at any adjournments or postponements thereof.
     This Proxy Statement with the accompanying Proxy is first being mailed to shareholders on or about November 21, 2006. The Company’s Annual Report, covering the Company’s 2006 fiscal year, is enclosed herewith but does not form any part of the materials for solicitation of proxies.
ACTIONS TO BE TAKEN AT THE MEETING
     At the Annual Meeting, holders of the Company’s Common Stock (the “Common Stock”) will consider and vote (1) to elect as directors of the Company Messrs. Richard K. McClelland, Kenneth H. Bishop, Brian J. Hughes, Wayne Kern, Stephen P. Smiley and Bruce E. Ranck, (2) to ratify the appointment of BDO Seidman, LLP as independent auditors of the Company for the year ending July 31, 2007, and (3) to transact such other business as may properly come before the Annual Meeting.
     Only shareholders of record at the close of business on November 14, 2006 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Annual Meeting, 10,600,897 shares of Common Stock. Holders of record of Common Stock are entitled to one vote per share on the matters to be considered at the Annual Meeting.
     The presence, either in person or by properly executed proxy, of the holders of record of a majority of the voting power entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The election as a director of each nominee set forth above requires the affirmative vote of the holders of record of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote on the election of directors at the meeting. The affirmative vote of the holders of a majority of the outstanding common stock, represented in person or by proxy, at the Annual Meeting is required to approve the proposal to ratify the selection of auditors.
     The enclosed proxy may be revoked at any time before it is exercised by filing with the Corporate Secretary an instrument revoking it, by submitting a subsequently dated proxy, or by appearing at the annual meeting and voting in person. Unless revoked, a properly signed and dated proxy that is returned will be voted in accordance with the directions thereon. If no instructions are specified, the shares will be voted for the election of the nominees for Director, and for the ratification of BDO Seidman, LLP as independent auditors. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.
     If a shareholder owns shares in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If a shareholder does not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as “broker non-votes”). Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. An automated system administered by the Company’s transfer agent tabulates the votes.

Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Annual Meeting but are not counted for purposes of the election of directors. In connection with the other proposals, votes submitted as abstentions on matters to be voted on at the Annual Meeting will be counted as votes against such matters. Broker non-votes will not count for or against the matters to be voted on at the Annual Meeting.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
     A brief description of each director and executive officer of the Company is provided below. All current directors of the Company are nominees for director at the Annual Meeting. Directors hold office until the next annual meeting of shareholders or until their successor is elected and qualified. All officers serve at the discretion of the Board of Directors. Should any director nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.
Directors
     Richard K. McClelland, 55, became the President, Chief Executive Officer and a director of the Company in May 1995 upon the closing of the Company’s acquisition of Dynamex Express (the ground courier division of Air Canada), where he also served as President since 1988. He was elected as Chairman of the Board of the Company in February 1996. Prior to joining Dynamex Express in 1986, Mr. McClelland held a number of advisory and management positions with the Irving Group, Purolator Courier Ltd. and Sunbury Transport Ltd., where he was engaged in the domestic and international same-day air, overnight air, and trucking businesses.
     Kenneth H. Bishop, 69, has served as a director of the Company since August 1996. Mr. Bishop is President of KB & Associates, a consulting firm. Mr. Bishop resigned in August 2006 as Chief Executive Officer of the Winnipeg Habitat for Humanity following the completion of his five year term. From 1996 to 2000, Mr. Bishop was general manager of the Winnipeg Blue Bombers. From 1974 to August 1996, Mr. Bishop was President and General Manager of Zipper Transportation Services, Ltd. and a related company (together “Zipper”) which operated a same-day delivery business in Winnipeg, Manitoba. The Company acquired Zipper in August 1996.
     Brian J. Hughes, 45, has served as a director of the Company since May 1995. Mr. Hughes is Sr. Vice President — Investments of GuideOne Insurance Group and has been with GuideOne since September 1992. From 1986 to 1992, Mr. Hughes served as Assistant Vice President — Investments at Boatmen’s National Bank.
     Wayne Kern, 74, has served as a director and Secretary of the Company since February 1996. Mr. Kern served as Senior Vice President and Secretary of Heritage Media Corporation from 1987 through 1997. From 1991 to 1995, Mr. Kern also served as Executive Vice President of Crown Media, Inc. From 1979 to 1991, Mr. Kern served as the Executive or Senior Vice President, General Counsel and Secretary of Heritage Communications, Inc. Mr. Kern also currently serves as a director and secretary of Da-Lite Screen Company.
     Stephen P. Smiley, 57, has served as a director of the Company since 1993 and was a Vice President of the Company from December 1995 through February 1996. Mr. Smiley was President of Hoak Capital Corporation from 1991 through February 1996. Mr. Smiley joined Hunt Private Equity Group, Inc. (a private investment company) as Executive Vice President in February 1996, and was appointed President in January 1997.
     Bruce E. Ranck, 57, has served as a director of the Company since March 2002. Mr. Ranck is a partner in Bayou City Partners, a venture capital firm. Mr. Ranck was Chairman and CEO of Tartan Textile Services, Inc. from August 1, 2003 until April 1, 2006 at which time the company was sold. From 1970 through 1999, Mr. Ranck held increasing positions of responsibility with Browning-Ferris Industries (“BFI”). In 1990 he was elected to the Board of BFI and in 1995 became Chief Executive Officer as well as President. Mr. Ranck has served on the Boards of Furon Company, Chase Bank of Texas and SITA, the largest non-North American waste services company in the world. He currently serves on the Board of Quanta Services Inc. (PWR-NYSE), a large specialty construction company serving the energy and telecommunications industries as well as several privately held companies and charitable organizations.
Executive Officers
     A brief description of each executive officer of the Company other than Mr. McClelland, President, CEO and director of the Company, is provided below.
     Ray E. Schmitz, 60, was elected Vice President and Chief Financial Officer in March 2002. Mr. Schmitz joined the Company and was elected Vice President — Controller in January 1999. Prior to joining the Company, Mr. Schmitz was Vice President — Controller of EEX Corporation from 1997 to 1999. Previous to that, he was Assistant Controller of ENSERCH Corporation and Controller of Enserch Exploration, Inc., a subsidiary of ENSERCH Corporation and predecessor to EEX Corporation, from 1984 to 1996.
     James R. Aitken, 46, was appointed President — Dynamex Canada in 2005. Mr. Aitken served as Vice President and General Manager — Canada since 1997. In conjunction with the Company’s acquisition of Dynamex Express, Mr. Aitken was appointed Vice President and General Manager — Eastern Canada in February 1996. Prior to joining the Company, Mr. Aitken was the Director of Sales and Marketing with Dynamex Express where he had been employed since 1988 and held various other positions. Prior to that Jim held various management positions with Gelco Express an overnight courier company.
     Catherine J. Taylor, 51, was appointed Vice President, General Manager Dynamex USA, in August 2006. Ms. Taylor previously served as Vice President — Operations, USA since August 2005. Prior to that, she held various positions with increasing levels of responsibility in sales and operations in both Canada and the U.S. Ms. Taylor joined Dynamex in 1996. Prior to joining Dynamex, Ms. Taylor was with the Swift Transportation Group in Canada.
     Samuel T. Hicks, 65, was elected Corporate Controller in September 2005. Mr. Hicks joined the Company in July 2005. Prior to joining the Company, Mr. Hicks was Senior Vice President — Chief Financial Officer of MedSolutions, Inc. from 1998 to 2004. Mr. Hicks was a partner in the Big Four public accounting firm of Ernst &Young LLP from 1977 to 1993.
Operations and Compensation of the Board of Directors
     There were six (6) meetings of the Board of Directors during fiscal year 2006. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) that he was required to attend. The independent directors of the Company meet in executive session during scheduled “in-person” Audit Committee meetings since the Audit Committee is composed of all the independent directors. The independent directors met in executive session five times in fiscal 2006.
     It is a policy of the Board of Directors to encourage directors to attend each annual meeting of shareholders. Such attendance allows for direct interaction between shareholders and members of the Board of Directors. All of the members of the Board of Directors attended the January 2006 meeting of shareholders.
Director Compensation
     The following director compensation table sets forth the total annual compensation paid or accrued by the Company to or for the account of each member of the Board of Directors of the Company except the Chief Executive Officer, Mr. Richard K. McClelland, who receives no additional compensation in his capacity as a board member:

Director Compensation Table

		Annual				Total of All
		Fees			Option	Option
	Total	Earned or	Per	Securities	Awards at	Awards
	Compen-	Paid in	Meeting	Underlying	Grant Date	Outstanding
	sation	Cash	Fees	Options	Fair Value	at July 31,
Name	($)	($)	($)	(#)	($)	2006 (#)

Kenneth H. Bishop	59,180	12,500	10,500	3,000	36,180	8,000

Brian J. Hughes	52,555	9,375	7,000	3,000	36,180	3,000

Wayne Kern	60,680	12,500	12,000	3,000	36,180	8,000

Bruce E. Ranck	59,680	12,500	11,000	3,000	36,180	13,000

Stephen P. Smiley	62,180	12,500	13,500	3,000	36,180	8,000

	294,275	59,375	54,000	15,000	180,900	40,000

Prior to December 2005, Mr. Brian J. Hughes was prohibited by his employer, Guide One, from accepting financial remuneration for his services as a director of Dynamex Inc. due to their ownership of Dynamex common shares. In early fiscal year 2006, GuideOne liquidated its Dynamex holdings. Mr. Hughes thereupon indicated his willingness to continue his service as a director of Dynamex, and in December 2005, commenced receiving compensation for such services.
Discussion of Director Compensation
     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual fee of $12,500 as compensation for his or her services as a member of the Board of Directors. Non-employee directors receive an additional fee of $1,000 for each meeting of the Board of Directors attended in person by such director and $500 for each telephonic meeting in which such director participates. Non-employee directors who serve on a committee of the Board of Directors receive $1,000 for each committee meeting attended in person and $500 for each telephonic committee meeting in which such director participates. Chairmen of the Committees receive $2,000 per annum paid quarterly, regardless of how many meetings they attend. On the date upon which a non-employee director is first elected or appointed a member of the Board, he/she receives a grant of a non-qualified stock option to purchase 3,000 shares of common stock. Non-employee directors subsequently re-elected at any annual meeting of shareholders receive as of the date of such annual meeting, the grant of a non-qualified stock option to purchase 3,000 shares of common stock. Options granted to non-employee directors are immediately exercisable. All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacities as directors of the Company.
Committees of the Board of Directors
     The Board of Directors has established four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. Each of these committees has two or more members who serve at the discretion of the Board of Directors. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found under the “Investor Relations” section of our website at www.dynamex.com. The members of the committees are identified in the following table.

C = Chairperson	M = Member	F = Financial Expert

		Audit	Compensation	Executive	Nominating and Corporate
		Committee	Committee	Committee	Governance Committee
Kenneth H. Bishop		M	M
Brian J. Hughes		M	M		M
Wayne Kern		M			C
Richard K. McClelland				C
Bruce E. Ranck	F	C
Stephen P. Smiley		M	C	M	M
     The Audit Committee hires and replaces independent auditors as appropriate, evaluates the performance of, independence of and the non-audit services provided by independent auditors, evaluates the quality of the Company’s accounting principles and financial reporting and makes recommendations with respect to those matters to the Board of Directors. The Audit Committee consists of all five outside directors, Messrs. Bishop, Hughes, Kern, Smiley and Ranck. The Audit Committee met five (5) times during fiscal year 2006. The Board of Directors has determined that Mr. Ranck is an “audit committee financial expert” as defined in Item 401 (h) of Regulation S-K. Mr. Ranck and each of the other members of this committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. See “Report of the Audit Committee” included elsewhere in this prospectus.
     The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards under the Company’s stock option plan. During fiscal year 2006, the Compensation Committee consisted of three members, Messrs. Hughes, Bishop and Smiley (none of whom is an officer or employee of the Company). The Compensation Committee met four (4) times during fiscal year 2006. See “Report of the Compensation Committee” included elsewhere in this prospectus.
     The Executive Committee exercises all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except as otherwise reserved in the Company Bylaws or designated by resolution of the Board of Directors for action by the full board or another committee thereof. The Executive Committee consists of two members, Messrs. McClelland and Smiley. There were no meetings held by the Executive Committee during fiscal year 2006.
     The Nominating and Corporate Governance Committee is responsible for recommending to the full Board of Directors candidates for election to the Board of Directors, recommending members of and Chairperson for each Board committee, periodic reviews and assessments of the Company’s Corporate Governance Principles and the Company’s Code of Business Ethics and Conduct, overseeing the annual self-evaluation of the performance of the Board and making recommendations on those matters to the Board. The Nominating and Corporate Governance Committee met once during fiscal year 2006. The Committee consists of three members, Messrs. Kern, Smiley and Hughes, each of whom is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc.
Qualifications to Serve as Director
     Each candidate for director must possess at least the following specific minimum qualifications:
1.	Each candidate shall be prepared to represent the best interests of all the Company’s shareholders and not just one particular constituency.

2.	Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

3.	No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

4.	Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership in at least one Committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

5.	In addition, the Governance and Nominating Committee also considers it desirable that candidates possess the following qualities or skills:
(a)	Each candidate shall contribute to the overall diversity of the Board of Directors — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

(b)	Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

(c)	Each candidate should possess professional and personal experiences and expertise relevant to the Company’s business. Relevant experiences might include, among other things, executive management experience within the transportation industry, and relevant senior level experience in one or more of the following areas — finance, accounting, sales and marketing, organizational development, information technology and public relations.
     Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant negative factor in any assessment of a candidate’s suitability.
Internal Process of Identifying Candidates
     The Nominating and Corporate Governance Committee will use a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and from shareholders. In determining whether to nominate a candidate, the Nominating and Corporate Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. One or more of the members of the Nominating and Corporate Governance Committee may interview, or have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Nominating and Corporate Governance Committee. Reports from those interviews or from Nominating and Corporate Governance Committee members with personal knowledge and experience with the candidate, resumes, information provided by other contacts and other information deemed relevant by the Nominating and Corporate Governance Committee are then considered in determining whether a candidate shall be nominated. The Nominating and Corporate Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.
Nomination Rights of Shareholders
     Any shareholder of the Company may recommend one or more candidates to be considered by the Nominating and Corporate Governance Committee as a potential nominee or nominees for election as director of the Company at an annual meeting of shareholders in accordance with Delaware corporate law. In order for the candidate recommendation to be timely for the Company’s 2008 annual meeting of shareholders, a shareholder’s notice to the Company’s Secretary must be delivered to the Company’s principal executive offices no later than July 15, 2007. Any such recommendations received by the Secretary will be presented to the Nominating and Corporate

Governance Committee for consideration. All candidates (whether identified internally or by a shareholder) who, after evaluation based upon the criteria and process described in “Internal Process of Identifying Candidates” above, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.
Shareholder Communications with the Board of Directors
     Any Company shareholder who wishes to communicate with the Board of Directors or with an individual director may direct such communications to Mr. Wayne Kern, in his capacity as Corporate Secretary, at Dynamex Inc., 5429 LBJ Freeway, Suite 1000, Dallas, Texas 75240. The communication must be clearly addressed to Mr. Kern or to a specific director. The Board of Directors has approved a process pursuant to which Mr. Kern will review and forward any such correspondence to the appropriate person or persons for response.
Compensation Committee Interlocks and Insider Participation
     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.
Certain Relationships and Related Transactions
     There were no transactions between the executive officers and directors and the Company, and no advances were made to the executive officers during fiscal 2006.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS.
PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
     The Board of Directors has appointed BDO Seidman, LLP as the Company’s independent public accountants for the year ending July 31, 2007. BDO Seidman, LLP has served as the Company’s independent public accountants for the prior eight fiscal years ended July 31, 2006. Although the appointment of independent public accountants is not required to be approved by the shareholders, the Board of Directors believes shareholders should participate in the selection of the Company’s independent public accountants. Accordingly, the shareholders will be asked at the meeting to ratify the Board’s appointment of BDO Seidman, LLP as the Company’s independent public accountants for the year ending July 31, 2007. In the event the shareholders do not ratify the proposal, the Board of Directors will reconsider its appointment of the Company’s independent public accountants.
     Representatives of BDO Seidman, LLP will be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.
Principal Accountant Fees and Services
     The following is a summary of the fees billed to Dynamex Inc by BDO Seidman, LLP for professional services rendered for the fiscal years ended July 31, 2006 and 2005:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees
Audit Fees	$496,835	$535,870
Audit-Related Fees	20,033	8,000
Other Fees	—	—
Tax Fees	—	—

Total Fees	$516,868	$543,870

     Audit Fees. Consists of fees billed for professional services rendered for the audit of Dynamex’ consolidated financial statements, the audit of internal controls over financial reporting (i.e., the Sec. 404 Audit), the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Seidman, LLP in connection with statutory and regulatory filings or engagements.
     Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Dynamex’ consolidated financial statements and are not reported under “Audit Fees”. These services include audits of Dynamex Domestic Franchising, Inc. and the employee benefit plan and consultations concerning financial accounting and reporting standards.
     Other Fees and Tax Fees. Consist of fees billed for other non-audit professional services and for tax compliance, tax advice and tax planning. Tax services include assistance regarding federal, state and international tax compliance, tax audit defense and international tax planning. Tax services were discontinued as of July 31, 2004. There were no other non-audit services performed by the firm in recent years.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO
RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT PUBLIC
ACCOUNTANTS AS DESCRIBED ABOVE.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee evaluates audit performance, engages and manages relations with the Company’s independent accountants and evaluates policies and procedures relating to internal accounting functions and controls. The Board of Directors has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee.
     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The Audit Committee oversees the Company’s reporting process on behalf of the Board of Directors. The Company’s management has primary responsibility for the financial statements and reporting process, including systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2006, which management has represented to the Audit Committee, have been prepared in accordance with accounting principles generally accepted in the United States of America.
     The Committee discussed with representatives of BDO Seidman, LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards Number 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), and Securities and Exchange Commission rules. In addition, the Audit Committee received from BDO Seidman, LLP written disclosures required by the Independence Standards Board Standard Number 1 (Independent Discussions with Audit Committee), and has discussed with that firm the independent auditor’s independence, and has considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.
     The Audit Committee further discussed with the independent accountants the overall scope and plans for their respective audits. The Audit Committee meets periodically with the independent accountants, with and without management present, to discuss the results of their examination, their evaluations of our internal controls, and the overall quality of our financial reporting.
     Based upon the foregoing disclosures, representations, reports and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the Company’s 2006 fiscal year be included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2006 for filing with the Securities and Exchange Commission.
Dated: September 20, 2006
Audit Committee
Bruce E. Ranck, Chairperson
Wayne Kern
Kenneth H. Bishop
Brian J. Hughes
Stephen P. Smiley

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Overview
     The Company’s executive compensation program is supervised by the Compensation Committee (the “Committee”) which is comprised solely of non-employee directors, and this Committee is empowered to review and recommend to the full Board of Directors the annual compensation and incentive awards for all executive officers of the Company. The Committee also administers the Company’s Stock Option Plan. The Board of Directors designates the members and the chairman of the Committee annually, and the current members and chairman are the same as in the prior year.
     The Committee is responsible for evaluating and establishing the level of compensation, including establishing a general compensation philosophy, for the Company’s officers. Additionally the Committee is responsible for administering the Company’s incentive plans.
Compensation Philosophy and Objectives
     The goal of the Company’s compensation program is to attract, motivate and retain the highly talented individuals needed to operate, develop and grow our business over the long-term. The Company seeks to provide executive compensation that will support the achievement of the Company’s financial and growth objectives. When the Company’s performance is better than the goals set for the performance period, our executive officers should be paid more, and when the Company’s performance does not meet one or more of our financial or other objectives, any incentive award payment is at the compensation committee’s discretion. In order to achieve our goals and objectives, the Company has structured an incentive based compensation system tied to financial performance and achievement of personal objectives.
     The compensation committee reviews the Company’s compensation programs annually to ensure that pay levels and incentive opportunities are competitive and reflect the Company’s performance. To reinforce the importance of balancing short-term and long-term results, the Company’s executive officers will be provided with both annual and long-term incentives. The Company will generally compensate its officers through a combination of base salary, annual cash bonus compensation and restricted stock and annual awards of stock options. The Company determines an executive’s competitive total level of compensation based on information drawn from a variety of sources, including companies in the Dallas/Fort Worth metropolitan area of comparable size and complexity, transportation industry surveys and proxy statements. Dynamex also uses its peer group in the courier and logistics industry to compare the reasonableness of the compensation levels.
Base Salaries
     Base salaries should be based generally on subjective factors and include the contribution the executive officer made and is anticipated to make to the success of the Company, the level of experience and responsibility of the executive officer, the competitive position of the Company’s executive compensation and the Company’s historical levels of compensation for executive officers. The Compensation Committee does not expect to assign quantitative relative weights, however, to any of these factors. The corporate performance measures used in determining adjustments to executive officers’ base salaries are the same performance measures used to determine annual incentive compensation, as discussed below in regard to the chief executive officer’s and other named executives’ compensation. Base salaries are generally reviewed for adjustment annually.
Incentive Compensation
     The bonus component of annual compensation should provide executive officers with the opportunity to earn a significant percentage of their base salary in the form of incentive compensation, which therefore puts a significant portion of their total compensation “at risk.” This incentive compensation is contingent upon the achievement of certain agreed upon individual goals for each executive officer and the achievement of certain corporate or business unit objectives such as growth in sales, operating income and net income. In addition to annual cash incentive awards, the executives are eligible for restricted stock grants if annual corporate financial goals achieved exceed those set at the beginning of the year. Such restricted stock grants are intended to encourage ownership of common stock by executive officers. However, the amounts paid out for 2006 were less than the amounts that could have been paid based on maximum achievement of all targets. Restricted stock awards for the CEO and CFO named in Dynamex’ Summary Compensation Table, are subject to a five year vesting period.
Long-Term Incentive Awards
     The Company does not provide for any long-term compensation for executive officers other than through the granting of stock options. The Committee believes that the grant of stock options enables the Company to more closely align the economic interests of the executive officers to those of the shareholders. Option grants are made at the discretion of the Compensation Committee. The number of stock options granted to each executive is based primarily on the executive’s relative position and responsibilities within the Company, and overall contributions to the Company.
All Other Compensation
     In some cases the Company provides certain executive officers other perquisites, such as an automobile allowance, the payment of health insurance premiums for the benefit of the executive, contributions to government pension allowances for certain Canadian personnel and payment of severance to officers who have left the Company. Such other compensation is determined on a case by case basis considering the value of the contributions made by the executive to the Company.
Compensation of the Chief Executive Officer
     The Committee approves the compensation of Mr. McClelland, Dynamex’ chief executive officer, based on an assessment of his leadership, performance and effectiveness, including attainment of short-term and long-term financial and strategic objectives, and other significant accomplishments. Pursuant to his employment contract with the Company, Mr. McClelland is eligible to receive an annual cash bonus not to exceed 60% of his base pay for the fiscal year then ended.
     For 2006, Mr. McClelland was paid $369,038 in base salary, $290,000 in annual incentive compensation, including a discretionary bonus of $75,000 awarded by the Committee on September 28, 2005 to recognize the contributions Mr. McClelland made during the 2005 fiscal year, and $154,350 in long-term incentive compensation (consisting of options to acquire 17,500 shares of Dynamex’ common stock). The base salary reflects the Committee’s assessment of Mr. McClelland’s overall performance and an analysis of the salaries of other similarly situated chief executive officers. Also, Mr. McClelland’s compensation for 2006 includes a restricted stock award of 1,889 shares of Dynamex’ common stock, which vests at the rate of 20% per year over five years.
Dated: September 27, 2006
Compensation Committee
Stephen P. Smiley (Chairman)
Brian J. Hughes
Kenneth H. Bishop
Executive Compensation
     The following summary compensation table sets forth the total annual compensation paid or accrued by the Company to or for the account of the Chief Executive Officer, the other executive officers and two other named officers of the Company whose total salary and bonus for the fiscal year ended July 31, 2006 exceeded $100,000:

Summary Compensation Table

						Long-Term
	Annual Compensation					Compensation
							Option
							Awards
					Restricted		at Grant	All Other
		Total		Cash	Stock	Securities	Date Fair	Compen-
	Fiscal	Compensation	Salary	Bonus	Awards	Underlying	Value	sation
Name and Principal Position	Year	$	($)	($) (1)	($) (2)	Options (#)	($)	($)	Notes

Richard K. McClelland	2006	883,951	369,038	290,000	42,993	17,500	154,350	27,570	(3)
President and Chief	2005	371,968	345,769	—	—	—	—	26,199
Executive Officer	2004	867,591	304,423	195,000	—	35,000	344,400	23,768

Ray E. Schmitz	2006	581,043	257,810	158,606	19,340	15,000	132,300	12,988	(4)
Vice President — Chief	2005	236,854	224,319	—	—	—	—	12,535
Financial Officer	2004	531,786	204,615	100,261	—	22,000	216,480	10,430

James R. Aitken	2006	349,336	160,294	77,064	—	10,000	88,200	23,778	(5)
President — Canada	2005	164,519	144,045	—	—	—	—	20,474
Operations	2004	373,356	126,776	40,610	—	19,000	186,960	19,010

Catherine J. Taylor	2006	368,103	202,202	65,000	—	10,000	88,200	12,701	(6)
Vice President and General	2005	228,684	174,767	41,330	—	—	—	12,587
Manager — U.S. Operations	2004	458,703	176,901	82,750	—	19,000	186,960	12,092

Samuel T. Hicks	2006	215,066	117,692	31,224	—	7,500	66,150	—	(7)
Controller	2005	—	—	—	—	—	—	—

James H. Wicker III	2006	452,106	240,152	50,000		15,000	132,300	29,654	(8)
Former President — U.S.	2005	222,583	210,048	—		—	—	12,535
Operations	2004	510,718	191,462	92,346		22,000	216,480	10,430

(1)	Messrs. McClelland, Schmitz, Aitken and Wicker did not meet all financial goals for fiscal 2005 and therefore did not earn a bonus for that year. However, on September 28, 2005, the Compensation Committee of the Board of Directors awarded discretionary bonuses to Messrs. McClelland, Schmitz, Aitken and Wicker in the amounts of $75,000, $50,000, $20,000 and $50,000, respectively, to recognize contributions made by those individuals during fiscal 2005. These amounts are included in the 2006 bonuses shown in the table above.

(2)	1,889 and 870 shares of restricted common stock were granted to Messrs. McClelland and Schmitz on September 20, 2006 at the then current market price of $22.23 per share, totaling $42,993 and $19,340, respectively, as additional bonuses for 2006 for exceeding the annual financial goals set at the beginning of the year. The restrictions will expire at the rate of 20% annually for five years.

(3)	Mr. McClelland received $14,394, $14,142 and $13,424 in 2006, 2005 and 2004, respectively, for an auto allowance and Company paid auto insurance as well as $6,158, $5,710 and $4,962 in 2006, 2005 and 2004, respectively, for Company paid health and dental insurance and $7,019, $6,346 and $5,382 in 2006, 2005 and 2004, respectively, for Company paid government pension contributions. Certain of Mr. McClelland’s salary, bonus and other compensation payments were paid in Canadian dollars and were translated into U.S. dollars at the appropriate exchange rates in effect at the payment dates.

(4)	Mr. Schmitz received benefits totaling $12,988, $12,535 and $10,430 in 2006, 2005 and 2004, respectively, for Company paid health and dental insurance premiums.

(5)	Mr. Aitken received $13,770, $11,719 and $11,035 in 2006, 2005 and 2004, respectively, for an auto allowance and Company paid auto insurance as well as $3,057, $2,724 and $2,471 in 2006, 2005 and 2004, respectively, for Company paid health and dental insurance premiums and $6,952, $6,033 and $5,504 in

2006, 2005 and 2004, respectively, for Company paid government pension contributions. Mr. Aitken’s salary, bonus and other compensation payments were paid in Canadian dollars and were translated into U.S. dollars at the appropriate exchange rates in effect at the payment dates.

(6)	Ms. Taylor received $9,600 in each of the years 2006, 2005 and 2004 as an auto allowance as well as $3,101, $2,987 and $2,492 in 2006, 2005 and 2004, respectively, for Company paid health and dental insurance premiums.

(7)	Mr. Hicks joined the Company in July 2005.

(8)	Mr. Wicker resigned from the Company in July 2006 and received $16,667 as the first installment of his severance payment in 2006. Mr. Wicker also received $12,988, $12,535 and $10,430 in 2006, 2005 and 2004, respectively, for Company paid health and dental insurance premiums. The stock options granted to Mr. Wicker in 2006 were forfeited by him upon his resignation.
     On September 27, 2006, the Board of Directors granted stock options to 19 employees to purchase 141,000 shares of Dynamex common stock at $21.34 per share. Options for 25,000, 20,000, 15,000, 15,000 and 5,000 were awarded to Mr. McClelland, Mr. Schmitz, Mr. Aitken, Ms. Taylor and Mr. Hicks, respectively. Each option had a grant date fair value of $11.77 per share.
Nonqualified Deferred Compensation
     The following table sets forth the nonqualified deferred compensation amounts withheld from certain named executives and paid by the Company into the plan for the account of the officer during 2006, the earnings thereon and the accumulated account balances at July 31, 2006,
Nonqualified Deferred Compensation Plan

				Aggregate
	Executive	Registrant		Withdrawals/	Aggregate
	Contributions	Contributions	Aggregate	Distributions	Balance at
	in 2006	in 2006	Earnings in	in 2006	July 31,2006
Name	($)	($)	2006 ($)	($)	($)
Ray E. Schmitz	45,554	—	18,614	—	330,051
James H. Wicker III	—	—	363	—	8,428
Employment and Consulting Agreements
     The Company has entered into an employment agreement with Mr. McClelland which provides for the payment of a base salary in the annual amount of $400,000, participation in an executive bonus plan, an auto allowance of Cdn $1,500 per month and participation in other employee benefit plans. Unless terminated earlier, the employment agreement shall continue until November 30, 2007, upon which date such agreement will be automatically extended for successive one-year renewal terms unless notice is given upon the terms provided in such agreement. Additionally, upon a sale or transfer of substantially all of the assets of the Company or certain other events that constitute a change of control of the Company, including the acquisition by a shareholder of securities representing 15% of the votes that may be cast for director elections, the Company shall continue to pay Mr. McClelland the compensation set forth in such agreement for the greater of two years from the date of such change of control or the remainder of the agreement term. During the term of the employment agreement and pursuant to such agreement, Mr. McClelland shall be a member of the Board of Directors of the Company.
     Mr. Schmitz and Ms. Taylor have executed retention agreements with the Company that provide certain benefits in the event their employment is terminated subsequent to a change in control of the Company, as defined in the retention agreements. Mr. Schmitz’ retention agreement provides that if he is terminated, or if he elects to terminate employment under certain circumstances, he shall be entitled to a lump-sum payment of two times the sum of his base salary and target bonus, an 18 month continuation of his employee benefits, and reimbursement of certain legal fees, expenses, and any excise taxes. Ms. Taylor’s retention agreement provides that if she is terminated, or if she elects to terminate employment under certain circumstances, she shall be entitled to a lump-sum payment of the sum of her annual base salary and target bonus for one year, an 12 month continuation of her employee benefits, and reimbursement of certain legal fees, expenses, and any excise taxes.
Grants of Plan-Based Awards
     Options to purchase 75,000 shares of the Company’s Common Stock were granted under the Option Plan to the Executive Officers named in the Summary Compensation Table during fiscal 2006. The following table shows the number of options granted and the exercise price per share.
Grants of Plan-Based Awards

		Number of	Exercise or
		Securities	Base Price
		Underlying	of Option
	Grant	Options	Awards
Name	Date	(#)	($/Sh)
Richard K. McClelland	10/24/05	17,500	16.50
Ray E. Schmitz	10/24/05	15,000	16.50
James R. Aitken	10/24/05	10,000	16.50
Catherine J. Taylor	10/24/05	10,000	16.50
Samuel T. Hicks	10/24/05	7,500	16.50
James H. Wicker III	10/24/05	15,000	16.50
     Mr. Wicker forfeited the options granted to him in 2006 with the termination of his employment in July 2006.
Outstanding Equity Awards
     The following table sets forth information with respect to the unexercised options to purchase shares of the Company’s Common Stock granted under the Option Plan to the Executive Officers named in the Summary Compensation Table and held by them at July 31, 2006.

Outstanding Equity Awards at Fiscal Year End July 31, 2006

		Option Awards
		Number of
		Securities	Number of
		Underlying	Securities
		Unexercised	Underlying	Option
	Option	Options	Unexercised	Exercise	Option
	Grant	(#)	Options (#)	Price	Expiration
Name	Date	Exercisable	Unexercisable	($/Sh)	Date

Richard K. McClelland	10/24/97	15,000	—	10.38	10/24/07
	06/03/98	50,000	—	11.88	06/03/08
	06/18/02		6,000	2.30	06/18/12
	06/22/04	14,000	21,000	13.99	06/22/14
	10/24/05	—	17,500	16.50	10/24/15

		79,000	44,500

Ray E. Schmitz	06/18/02	16,000	4,000	2.30	06/18/12
	06/22/04	8,800	13,200	13.99	06/22/14
	10/24/05	—	15,000	16.50	10/24/15

		24,800	32,200

James R. Aitken	07/17/00	1,800	—	1.44	07/17/10
	06/18/02	8,000	4,000	2.30	06/18/12
	06/22/04	7,600	11,400	13.99	06/22/14
	10/24/05		10,000	16.50	10/24/15

		17,400	25,400

Catherine J. Taylor	04/07/99	5,000	—	2.25	04/07/09
	07/17/00	9,000	—	1.44	07/17/10
	06/18/02	16,000	4,000	2.30	06/18/12
	06/22/04	7,600	11,400	13.99	06/22/14
	10/24/05	—	10,000	16.50	10/24/15

		37,600	25,400

Samuel T. Hicks	10/24/05	—	7,500	16.50	10/24/15

		—	7,500

James H. Wicker III	06/18/02	4,000	—	2.30	09/28/06
	06/22/04	8,800	—	13.99	09/28/06

		12,800	—

     Mr. Wicker exercised his options on September 6, 2006.
Stock Option Exercises
     The following table sets forth information with respect to options to purchase shares of the Company’s Common Stock granted under the Option Plan to the Executive Officers named in the Summary Compensation Table and exercised by them during the year ended July 31, 2006.

Stock Option Exercises During Fiscal Year 2006

	Option Awards
	Number of
	Shares	Value
	Acquired	Realized on
	on Exercise	Exercise
Name	(#)	($)
Richard K. McClelland	46,000	844,064
Ray E. Schmitz	43,000	795,066
Catherine J. Taylor	15,000	178,875
James H. Wicker III	10,600	126,990
Equity Compensation Plan Information
     The following table sets forth information concerning the shares of Common Stock that may be issued, upon exercise of options or the grant of restricted stock awards, to all directors and eligible employees, including officers at July 31, 2006.

	Number of securities to be		Number of securities
	issued upon exercise of	Weighted-average exercise	remaining available for future
	outstanding options,	price of outstanding	issuance under equity
Plan category	warrants and rights	options, warrants and rights	compensation plans (1)

Equity compensation plans approved by security holders	472,850	$11.16	491,456

Equity compensation plans not approved by security holders	—	—	—

Total	472,850	$11.16	491,456

(1)	Includes 87,000 shares reserved for future issuance to non-employee directors.
Section 16(a) Beneficial Ownership Reporting Compliance
     Under the securities laws of the United States, the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock, are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulation to furnish the Company with copies of all such reports.
     To the Company’s knowledge, based solely on its review of the copies of such reports and amendments thereto furnished to the Company, the Company believes that during the Company’s fiscal year ended July 31, 2006, all Section 16(a) filing requirements applicable to the Company’s officers, directors, and ten percent shareholders were met.

Beneficial Ownership of Common Stock
     The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of October 31, 2006 for (i) each person known by the Company to own beneficially more than 5% of the common stock, (ii) each director, (iii) each Named Executive and (iv) all directors and executive officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)	Percent

Directors and executive officers:
Richard K. McClelland	97,389	*
James R. Aitken	19,400	*
Kenneth H. Bishop	37,422	*
Samuel T. Hicks	1,500	*
Brian J. Hughes	3,000	*
Wayne Kern	31,460	*
Bruce E. Ranck	33,000	*
Ray E. Schmitz	38,670	*
Stephen P. Smiley	27,160	*
Catherine J. Taylor	39,600	*

All directors and executive officers as a group	328,601	3.04%

5% shareholders:
Thomas F. Frist III (3)	1,100,000	10.17%
3100 West End Ave., Ste 500
Nashville, TN 37203
AMVESCAP PLC (2)	1,073,396	9.93%
30 Finsbury Square
London EC2A 1AG England
Pequot Capital Management Inc. (4)	649,600	6.01%
500 Nyala Farm Road
Westport, CT 06880
Dalton, Greiner, Hartman, Maher & Co., LLC (5)	595,666	5.51%
565 5th Avenue, Suite 2101
New York, NY 10017
Wells Capital Management Inc. (6)	577,800	5.34%
275 Madison Ave., Ste 418
New York, NY 10016

*	Indicates less than 1%.

(1)	Includes shares issuable upon the exercise of stock options outstanding and fully vested on or within 60 days after October 31, 2006, as follows: Mr. McClelland — 82,500; Mr. Aitken — 19,400; Mr. Bishop — 8,000; Mr. Hicks — 1,500; Mr. Hughes — 3,000; Mr. Kern — 8,000; Mr. Ranck — 13,000; Mr. Schmitz — 27,800; Mr. Smiley — 8,000 and Ms. Taylor — 39,600.

(2)	Based on information as of September 30, 2006 as reported on Schedule 13F by AMVESCAP PLC.

(3)	Based on information as of March 3, 2006 as reported on Schedule 13G by Thomas F. Frist III.

(4)	Based on information as of September 30, 2006 as reported on Schedule 13F by Pequot Capital Management Inc.

(5)	Based on information as of September 30, 2006 as reported on Schedule 13F by Dalton, Greiner, Hartman, Maher & Co.

(6)	Based on information as of September 30, 2006 as reported on Schedule 13F by Wells Capital Management Inc.
Stock Price Performance
     Set forth below is a line graph indicating the stock price performance of the Company’s common stock for the period beginning August 1, 2001 and ending July 31, 2006 as contrasted with the NASDAQ Composite Index ** and the AMEX Composite Index and the Russell 2000 Stock Index***. The graph assumes that $100 was invested at the beginning of the period and has been adjusted for any stock dividends distributed after August 1, 2006. No cash or stock dividends have been paid during this period.
COMPARATIVE CUMULATIVE TOTAL RETURN
AMONG DYNAMEX INC.,
NASDAQ COMPOSITE INDEX, AMEX COMPOSITE INDEX
AND RUSSELL 2000 INDEX
ASSUMES $100 INVESTED ON AUGUST 1, 2001
ASSUMES DIVIDENDS REINVESTED
FISCAL YEAR ENDING JULY 31, 2006

**	The Company transferred its listing to the NASDAQ National Market from the Amex on March 14, 2005.

***	The Russell 2000 Stock Index represents companies with a market capitalization similar to that of the Company. The Company does not believe it can reasonably identify a peer group because it believes that there is only one public company engaged in lines of business directly comparative to those of the Company.

OTHER MATTERS
Miscellaneous
     The Board of Directors knows of no other matters that are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote on such matters in accordance with their best judgment.
Shareholder Proposals for 2008 Annual Meeting
     Any shareholder proposal to be presented for action at the 2008 Annual Meeting of Shareholders must be received at the Company’s principal executive offices no later than July 15, 2007, for inclusion in the proxy statement and form of proxy relating to the 2008 annual meeting.
     The solicitation of proxies is made on behalf of the Board of Directors of the Company, and the cost thereof will be borne by the Company. The Company will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Company. In addition, officers and employees of the Company (none of whom will receive any compensation therefore in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by email, telegrams, personal interviews, or telephone.

By Order of the Board of Directors
Dated: November 17, 2006
/s/ Wayne Kern
Wayne Kern
Secretary

PROXY
DYNAMEX INC.
     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Dynamex Inc. (the “Company”) to be held on January 9, 2007, at 10:00 a.m., Central Standard Time, and the Proxy Statement in connection therewith, and (b) appoints Richard K. McClelland and Ray E. Schmitz, or either of them, his proxy, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS
	___	FOR nominees listed below except as marked to the contrary below

	___	WITHHOLD AUTHORITY to vote for all nominees listed below
Richard K. McClelland, Kenneth H. Bishop, Brian J. Hughes, Wayne Kern, Bruce E. Ranck and Stephen P. Smiley

INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

FOR	AGAINST	ABSTAIN
IN THE DISCRETION OF THE PROXY, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

FOR	AGAINST	ABSTAIN
IMPORTANT: SIGN ON OTHER SIDE

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS.
     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Dated:

Signature

(Signature if held jointly)

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.